Exhibit 5.1
June 1, 2020
Chuy’s Holdings, Inc.
1623 Toomey Rd.
Austin, Texas 78704

Re:  Form S-3 Registration Statement (No. 333-238011)
Ladies and Gentlemen:
We have acted as counsel to Chuy’s Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the registration statement on Form S-3 (File No. 333-238011) (the “Registration Statement”) initially filed with the Commission on May 5, 2020, (ii) the base prospectus dated May 28, 2020, forming a part of the Registration Statement (the “Base Prospectus”) and (iii) the prospectus supplement in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on June 1, 2020 (together with the Base Prospectus, the “Prospectus Supplement”) in connection with an “at the market offering” by the Company of shares of the Company’s common stock, par value $0.01 per share, having an aggregate offering price of up to $50,000,000 (the “Shares”), covered by the Registration Statement. The Shares are being sold pursuant to an Open Market Sale Agreement, dated June 1, 2020 (the “Open Market Sale Agreement”), by and between the Company and Jefferies LLC, as the Sales Agent (the “Sales Agent”). We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.
In rendering the opinion set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents that we considered necessary or appropriate as a basis for the opinion, including (i) the Registration Statement, (ii) the Prospectus Supplement and (iii) the Open Market Sale Agreement. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that the Open Market Sale Agreement constitutes the valid and binding obligation of each party thereto (other than the Company) enforceable against each such party in accordance with its terms. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Shares are delivered against payment of the agreed consideration therefor in accordance with the Open Market Sale Agreement, the Shares will be validly issued, fully paid and nonassessable.
The foregoing opinion is limited to the General Corporation Law of the State of Delaware, as currently in effect. We express no opinion with respect to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on June 1, 2020 and its incorporation by reference into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement included in the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Winston & Strawn LLP